UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2023

HILLENBRAND, INC.

(Exact name of registrant as specified in its charter)

Indiana	1-33794	26-1342272
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Batesville Boulevard
Batesville, Indiana	47006
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (812) 931-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. of Form 8-K):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, without par value	HI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 23, 2023, Hillenbrand, Inc. (“Hillenbrand”), through its wholly owned subsidiary, Milacron LLC (“Purchaser”), a Delaware limited liability company, entered into a Share Purchase Agreement (“Agreement”) with Schenck Process Holding GmbH (“Seller”), a German limited liability company. Pursuant to the Agreement, Purchaser agreed to acquire the Schenck Process food and performance materials business (the “Business”) by acquiring all the issued and outstanding capital stock of Schenck Process Holding North America Inc., a Delaware corporation, and the entire issued and unissued share capital of Baker Perkins Holdings Limited, an England and Wales private limited company, along with such entities’ respective subsidiaries (the “Transaction”).

Pursuant to the Agreement, Purchaser agreed to pay an aggregate purchase price of approximately $730,000,000 in cash, subject to specified adjustments as set forth in the Agreement, including an obligation of Purchaser to reimburse Seller for certain claimed tax credits and post-closing reorganization costs, subject to applicable resolution of those items and certain caps.

The closing of the Transaction is subject to certain customary closing conditions, including (1) the expiration or termination of the waiting period for the Transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (2) subject to certain qualifiers, the accuracy of the representations and warranties made by Seller and Purchaser, respectively, (3) the compliance in all material respects by Seller and Purchaser, respectively, of their obligations under the Agreement, and (4) the absence of any Material Adverse Effect (as defined in the Agreement) on the Business.

The Agreement contains customary representations, warranties, and covenants related to the Business. Between the date of the Agreement and the closing of the Transaction, subject to certain exceptions, Seller has agreed to use commercially reasonable efforts to operate the Business in the ordinary course of business in all material respects and to not take certain actions with respect to the Business without the prior written consent of Purchaser. Purchaser has obtained representation and warranty insurance to provide coverage for certain breaches of representations and warranties of Seller, which will be subject to certain exclusions, deductibles and other terms and conditions set forth therein.

The Agreement includes customary termination provisions including the right of either Purchaser or Seller to terminate the Agreement if the closing of the Transaction has not occurred by February 23, 2024, or, under certain conditions, May 23, 2024.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Agreement, filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated by reference herein.

The foregoing summary has been included to provide investors and security holders with information regarding the terms of the Agreement and is qualified in its entirety by the terms and conditions of the Agreement. It is not intended to provide any other factual information about Hillenbrand or its respective subsidiaries and affiliates, including the Business. The Agreement contains representations and warranties by each of the parties to the Agreement, which were made only for purposes of that agreement and as of specified dates. The representations, warranties, covenants, and agreements in the Agreement were made solely for the benefit of the parties to the Agreement, are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and are subject to standards of materiality applicable to the contracting parties that may differ from those applicable to investors. Investors should not rely on the representations, warranties, covenants, and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Hillenbrand or its respective subsidiaries and affiliates, including the Business. Moreover, information concerning the subject matter of the representations, warranties, covenants, and agreements may change after the date of the Agreement, which subsequent information may or may not be fully reflected in Hillenbrand's public disclosures.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description
Exhibit 2.1	Share Purchase Agreement, dated as of May 23, 2023, between Milacron LLC, as Purchaser, and Schenck Process Holding GmbH, as Seller.
Exhibit 104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2023	HILLENBRAND, INC.

	By:	/s/ Nicholas R. Farrell
Nicholas R. Farrell
Senior Vice President, General Counsel, and Secretary